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                       September 13, 2022

       Leo Li
       Chief Financial Officer
       Burning Rock Biotech Limited
       No.5 Xingdao Ring Road North, International Bio Island
       Guangzhou, Guangdong
       People   s Republic of China

                                                        Re: Burning Rock
Biotech Limited
                                                            Form 20-F for the
fiscal year ended December 31, 2021
                                                            Filed April 29,
2022
                                                            File No. 001-39316

       Dear Mr. Li:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Life Sciences